News Release

Contact: Kevin L. LaLuzerne

(920)-743-5551

Source: Baylake Corp.

Baylake Corp. Reports Financial Results for the Twelve and Three Months ended December 31, 2007

Sturgeon Bay, Wisconsin - (PR Newswire) - January 28, 2008

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported 2007 fourth quarter net income of $0.9 million or $0.11 basic and diluted earnings per share, as compared to net income of $1.8 million or $.23 basic and diluted earnings per share, for the fourth quarter of 2006. Return on assets (ROA) and return on equity (ROE) decreased for the quarter ended December 31, 2007 to 0.32% and 4.30%, respectively, compared to 0.65% and 8.92%, respectively, for the same period a year ago.

Baylake's total assets and shareholders' equity were $1.1 billion and $81.5 million, respectively, at December 31, 2007, compared to $1.1 billion and $80.8 million at September 30, 2007. The increase in shareholders' equity was primarily a result of earnings for the quarter; an increase in accumulated other comprehensive income, and the proceeds from the exercise of stock options. Cash dividends decreased shareholders' equity during the quarter. Baylake Corp.'s Tier 1 risk-based capital remained strong at 10.21% as of December 31, 2007, compared to 10.00% as of the same date a year earlier. The Corporation and Bank continue to be well capitalized under the guidelines established by the Board of Governors of the Federal Reserve Bank.

Non-performing loans declined to $37.6 million as of December 31, 2007, compared to $44.2 million at September 30, 2007 for the linked quarter. During the quarter ended December 31, 2007 net loan charge-offs equaled $1.9 million, compared to $0.4 million in net loan charge-offs for the quarter ended December 31, 2006. A provision for loan losses of $1.3 million was recorded for the quarter ended December 31, 2007, compared to $271,000 for the quarter ended December 31, 2006. The ratio of allowance for loan losses to total loans equaled 1.29% as of December 31, 2007, compared to 0.98% as of December 31, 2006. The ratio of allowance for loan losses to non-performing loans was 26.20% and 23.75% at December 31, 2007 and September 30, 2007, respectively.

"We are pleased to report a $9.5 million or 18% decline in non-performing assets from $52.2 million as of September 30, 2007 to $42.7 million as of December 31, 2007," said Robert J. Cera, President and Chief Executive Officer. Baylake Corp. believes the balance of the allowance for loan losses is presently sufficient to absorb probable incurred credit losses at December 31, 2007.

Total loans equaled $761.0 million as of December 31, 2007, compared to $820.5 million as of December 31, 2006, a decline of $59.5 million or 7.25% from a year earlier. Total deposits increased $5.3 million, or 0.6%, to $884.2 million as of December 31, 2007, compared to a year earlier.

Net interest margin for the fourth quarter ending December 31, 2007 was 3.33%, compared to 3.39% for the quarter ending December 31, 2006 and compared to 3.22% for the linked quarter ending September 30, 2007. "Despite improving trends in both non-performing loans and past due loans during the quarter, a $1.28 million provision for loan losses in the fourth quarter adversely impacted profitability for the quarter. We remain cautiously optimistic that we will continue to note improvement in asset quality during 2008 that should enable us to increase net income and net interest margin in the next few quarters," said Cera.

During the fourth quarter, a gain of $352,000 was recognized on the sale of investment securities. Expenses related to the operation of other real estate were $449,000 for the quarter ending December 31, 2007 compared to $160,000 for the quarter ending September 30, 2007. Quarterly results were further impacted by a write-down of $253,000 in the value of servicing rights (including both mortgage servicing rights and Small Business Administration loan servicing rights). This write-down was the result of declining balances of loans serviced, combined with an overall decrease in the fair market value of servicing rights relating to the remaining balances of loans outstanding.

For the twelve months ended December 31, 2007, Baylake Corp. reported net income of $1.4 million or $0.18 net income per basic share, compared to net income of $7.4 million or $0.95 net income per basic share for the twelve months ending December 31, 2006. ROA and ROE decreased for the twelve-month period ended December 31, 2007 to 0.13% and 1.71%, respectively, from 0.67% and 9.33%, respectively, for the same period a year ago. Net interest margin for the twelve-month period was 3.21%, compared to 3.44% for the same period a year ago.

Baylake Corp. anticipates that it has more than adequate resources available to meet its commitments. As of December 31, 2007, the Corporation had $49.6 million in established lines of credit with nonaffiliated banks, of which $33.5 million was available.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2007 and Form 10-K for the year ended December 31, 2006, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data at December 31, 2007 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) - UNAUDITED	December 31, 2007		December 31, 2006
	(dollars in thousands, except per share data)
Total assets	$ 1,107,831		$ 1,111,684
Investment securities (1)	222,475		188,315
Total loans	760,951		820,457
Total deposits	884,185		878,911
Borrowings (2)	112,346		119,659
Subordinated debentures	16,100		16,100
Stockholders' equity	81,477		82,193
Non-performing loans (3)	37,555		27,848
Non-performing assets (3)	42,722		33,608
Shares outstanding	7,885,960		7,830,141
Book value per share	$ 10.33		$ 10.50

	As of and for the Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
Selected Operations Data - UNAUDITED	2007	2006	2007	2006
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Total interest income	$ 17,136	$ 17,752	$ 69,668	$ 70,014
Total interest expense	9,270	9,487	38,753	36,378

Net interest income	7,866	8,265	30,915	33,636
Provision for loan losses	1,276	271	7,761	903

Net interest income after provision for loan losses	6,590	7,994	23,154	32,733

Total non-interest income	2,484	2,541	9,174	9,737
Total non-interest expense	8,216	8,186	32,576	32,329

Income (loss) before income taxes	859	2,349	(248)	10,141
Income tax expense (benefit)	(20)	550	(1,631)	2,765

Net income	879	1,799	1,383	7,376

Per Share Data: (4)
Net income per share (basic)	$ 0.11	$ 0.23	$ 0.18	$ 0.95
Net income per share (diluted)	0.11	0.23	0.18	0.94
Cash dividends per common share	0.16	0.16	0.64	0.64
Book value per share	10.33	10.50	10.33	10.50
	As of and for the Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Performance Ratios: (5)
Return on average total assets	0.32%	0.65%	0.13%	0.67%
Return on average total shareholders' equity	4.30%	8.92%	1.71%	9.33%
Net interest margin (6)	3.33%	3.39%	3.21%	3.44%
Net interest spread (6)	2.94%	2.98%	2.80%	3.05%
Efficiency ratio (9)	82.18%	75.75%	81.96%	75.03%
Non-interest income to average assets	0.92%	0.92%	0.83%	0.89%
Non-interest expense to average assets	3.03%	2.97%	2.96%	2.94%
Net overhead ratio (7)	2.11%	2.05%	2.12%	2.06%
Average loan to average deposit ratio	88.41%	93.03%	91.24%	94.73%
Average interest earning assets to
average interest bearing liabilities	110.35%	111.18%	110.58%	111.09%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	4.94%	3.39%	4.94%	3.39%
Allowance for loan losses to:
Total loans	1.29%	0.98%	1.29%	0.98%
Non-performing loans	26.20%	28.94%	26.20%	28.94%
Net charge-offs to average loans	1.02%	0.21%	0.74%	0.29%
Non-performing assets to total assets	3.86%	3.02%	3.86%	3.02%

Capital Ratios: (5)(8)
Shareholders' equity to assets	7.35%	7.39%	7.35%	7.39%
Tier 1 risk-based capital	10.21%	10.00%	10.21%	10.00%
Total risk-based capital	11.31%	10.87%	11.31%	10.87%
Leverage ratio	8.45%	8.53%	8.45%	8.53%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	327	334	327	334

  Includes securities classified as available for sale.

  Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

  Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

  Earnings per share are based on the weighted average number of shares outstanding for the period.

  With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

  Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

  Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

  The capital ratios are presented on a consolidated basis.

  Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.